Exhibit 99.1
Farmer Bros. Co. Reports Second Quarter Results

TORRANCE, Calif.--(GLOBE NEWSWIRE)—Feb. 10, 2014--Farmer Bros. Co. (NASDAQ: FARM), today reported financial results for the three and six months ended December 31, 2013.

Second Quarter Fiscal 2014 Highlights:

•	Net sales increased 4.8% to $142.1 million in the second quarter;

•	Gross profit increased 10.1% to $55.4 million in the second quarter;

•	Income from operations was $5.7 million in the second quarter compared to $0.5 million; and

•	Net income was $4.7 million, or $0.29 per diluted common share, compared to net loss of $(7.2) million, or $(0.46) per diluted common share.
(All comparisons above are to the second quarter of fiscal 2013)

“Overall, it was a very solid quarter in our key season,” stated CEO, Michael Keown. “Volume was strong and we continued to hold the line on costs.” Mr. Keown continued, “it is important to note that there were several events outside the norm that helped the quarter including a large storm-related insurance recovery.”

Fiscal Three Month Results:

Net sales in the second quarter of fiscal 2014 increased $6.4 million, or 4.8%, to $142.1 million from $135.7 million in the second quarter of the prior fiscal year. The increase in net sales was primarily due to increases in sales of coffee and tea products.

Gross profit in the second quarter of fiscal 2014 increased $5.0 million, or 10.1%, to $55.4 million, as compared to $50.4 million during the second quarter of the prior fiscal year, primarily due to the increase in net sales. Gross profit in the second quarter of the prior fiscal year included the expected beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.5 million. Gross margin increased 190 basis points to 39.0% in the second quarter of fiscal 2014 from 37.1% in the second quarter of the prior fiscal year, primarily due to a 29% lower average cost of green coffee purchased. The increases in gross profit and gross margin in the second quarter of fiscal 2014 were partially offset by $3.7 million in coffee hedging costs related to the hedged transactions that affected earnings in this period.

Operating expenses in the second quarter of fiscal 2014 decreased $0.1 million, or 0.2%, to $49.7 million, or 35.0% of net sales, from $49.8 million, or 36.7% of net sales, in the second quarter of the prior fiscal year. Operating expenses decreased primarily due to the absence of startup costs for national customers, the absence of sales training expenses and storm-related expenses, and insurance recovery of storm-

related losses, partially offset by the increase in accruals for anticipated employee bonus payments and additional accruals for incurred but not reported self-insurance claims.

Income from operations in the second quarter of fiscal 2014 was $5.7 million compared to $0.5 million in the second quarter of the prior fiscal year.

Total other expense in the second quarter of fiscal 2014 was $0.6 million compared to $7.7 million in the second quarter of the prior fiscal year. The decrease in total other expense in the second quarter of fiscal 2014 was primarily due to the implementation of procedures following the guidelines of ASC 815, "Derivatives and Hedging," beginning in April 2013 which enabled the Company to account for certain coffee-related derivative instruments as accounting hedges. As a result, beginning in April 2013, gains and losses from derivative instruments designated as accounting hedges are deferred in accumulated other comprehensive income and recognized in cost of goods sold in the period or periods when the hedged transaction affects earnings. Gains and losses from derivative instruments not designated as accounting hedges are immediately recognized in "Other, net." Total other expense in the second quarter of fiscal 2014 included $0.3 million in net losses on coffee-related derivatives as compared to $7.9 million in the comparable period of the prior fiscal year.

Income tax expense in the second quarter of fiscal 2014 was $0.4 million compared to income tax benefit of $(32,000) in the second quarter of the prior fiscal year.

Net income in the second quarter of fiscal 2014 was $4.7 million, or $0.29 per diluted common share, compared to net loss of $(7.2) million, or $(0.46) per diluted common share, in the second quarter of the prior fiscal year.

EBITDAE in the second quarter of fiscal 2014 increased to $14.4 million from $10.3 million in the second quarter of the prior fiscal year. EBITDAE is a non-GAAP financial measure; a reconciliation table of reported net income to EBITDAE is included at the end of this press release.

Chief Financial Officer, Mark Nelson said, "We are encouraged by the cash generation in our second fiscal quarter, as represented by the improvement in our EBITDAE measurement. As our EBITDAE margin has approached, and now exceeds 10% of net sales, we remain confident of the improving prospects for the business.”

Fiscal Six Month Results:

Net sales in the first half of fiscal 2014 increased $15.8 million, or 6.2%, to $270.7 million from $254.9 million in the first half of the prior fiscal year primarily due to increases in sales of coffee and tea products.

Gross profit in the first half of fiscal 2014 increased $9.9 million, or 10.1%, to $104.9 million, as compared to $95.0 million during the first half of the prior fiscal year, primarily due to the increase in net sales. Gross profit in the first half of the prior fiscal year included the expected beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.5 million. Gross margin increased 150 basis points to 38.8% in the first half of fiscal 2014 from 37.3% in the first half of the prior fiscal year, primarily due to a 26% lower average cost of green coffee purchased. The increases in gross profit and gross margin in the first half of fiscal 2014 were partially offset by $6.0 million in coffee hedging costs related to the hedged transactions that affected earnings in this period.

Operating expenses in the first half of fiscal 2014 increased $0.5 million, or 0.5%, to $96.3 million, or 35.6% of net sales, from $95.8 million, or 37.6% of net sales, in the first half of the prior fiscal year. While operating expenses decreased primarily due to the absence of startup costs for national customers, the absence of sales training expenses and storm-related expenses, and insurance recovery of storm-related losses, this decrease was offset by the increase in accruals for anticipated employee bonus payments and additional accruals for incurred but not reported self-insurance claims.

Income from operations in the first half of fiscal 2014 was $8.6 million compared to loss from operations of $(0.9) million in the first half of the prior fiscal year.

Total other expense in the first half of fiscal 2014 decreased to $1.4 million from $2.9 million in the first half of the prior fiscal year, primarily due to lower losses from coffee-related derivatives recorded in “Other, net," after the implementation of ASC 815 which enabled the Company to account for certain coffee-related derivative instruments as accounting hedges. Net losses on coffee-related derivatives recorded in “Other, net” in the first half of fiscal 2014 were $1.2 million as compared to $7.2 million in the first half of the prior fiscal year. Total other expense in the first half of the prior fiscal year included $3.2 million in net gains on sales of assets, primarily real estate.

Income tax expense in the first half of fiscal 2014 was $0.7 million compared to $0.4 million in the first half of the prior fiscal year.

Net income in the first half of fiscal 2014 was $6.5 million, or $0.41 per diluted common share, compared to net loss of $(4.2) million, or $(0.27) per diluted common share, in the first half of the prior fiscal year.

EBITDAE in the first half of fiscal 2014 increased to $26.0 million from $18.4 million in the first half of the prior fiscal year. EBITDAE is a non-GAAP financial measure; a reconciliation table of reported net income to EBITDAE is included at the end of this press release.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product lines include roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ by Farmer Brothers, Cain's® and McGarvey®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical facts and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the relative effectiveness of compensation-based employee incentives in causing improvements in  Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Net sales	$142,151	$135,705	$270,712	$254,858
Cost of goods sold	86,713	85,352	165,802	159,884
Gross profit	55,438	50,353	104,910	94,974
Selling expenses	38,991	40,765	76,326	78,036
General and administrative expenses	10,724	9,041	19,970	17,810
Operating expenses	49,715	49,806	96,296	95,846
Income (loss) from operations	5,723	547	8,614	(872)
Other (expense) income:
Dividend income	258	284	526	543
Interest income	110	99	218	191
Interest expense	(393)	(463)	(765)	(920)
Other, net	(587)	(7,656)	(1,370)	(2,711)
Total other expense	(612)	(7,736)	(1,391)	(2,897)
Income (loss) before taxes	5,111	(7,189)	7,223	(3,769)
Income tax expense (benefit)	402	(32)	709	409
Net income (loss)	$4,709	$(7,157)	$6,514	$(4,178)
Net income (loss) per common share—basic	$0.30	$(0.46)	$0.41	$(0.27)
Net income (loss) per common share—diluted	$0.29	$(0.46)	$0.41	$(0.27)
Weighted average common shares outstanding—basic	15,847,958	15,548,094	15,825,100	15,519,980
Weighted average common shares outstanding—diluted	15,964,682	15,548,094	15,904,456	15,519,980

Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, including “EBITDAE” and "EBITDAE Margin," in assessing its operating performance. The Company believes that these non-GAAP financial measures serve as appropriate measures to be used in evaluating the performance of its business.

The Company defines “EBITDAE” as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization expense, employee stock ownership plan (“ESOP”) and share-based compensation expense, non-cash impairment losses, pension withdrawal expense and “Other, net,” which includes net gains and losses from derivatives and investments, and net gains and losses on sales of assets. The Company defines "EBITDAE Margin" as EBITDAE expressed as a percentage of net sales. EBITDAE and EBIDAE Margin as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net income (loss) to EBITDAE (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
(In thousands)	2013	2012	2013	2012
Net income (loss), as reported(1)(2)	$4,709	$(7,157)	$6,514	$(4,178)
Income tax expense (benefit)	402	(32)	709	409
Interest expense (benefit)	393	463	765	920
Depreciation and amortization expense	7,054	8,300	14,478	16,640
ESOP and share-based compensation expense	1,230	1,083	2,134	1,906
Other, net(2)	587	7,656	1,370	2,711
EBITDAE	$14,375	$10,313	$25,970	$18,408

EBITDAE Margin	10.1%	7.6%	9.6%	7.2%
 ______________

(1)	Includes $0.5 million in beneficial effect of LIFO inventory liquidation in the three and six months ended December 31, 2012.

(2)
Includes: (a) $0.1 million in net gains from sales of assets in the three and six months ended December 31, 2013; and (b) $3.2 million in net gains from sales of assets, primarily real estate, and $0.8 million in recovery of a note receivable previously deemed uncollectible in the six months ended December 31, 2012. Excludes $2.3 million and $5.4 million in losses from coffee-related derivatives which have been recorded in OCI in the three and six months ended December 31, 2013.

Source: Farmer Bros. Co.
Mark Nelson
Treasurer and Chief Financial Officer
(310) 787-5241